Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-231307, 333-237199, 333-253743, 333-263186, 333-265109, 333-270577 and 333-278440) and Registration Statement on Form S-3 (No. 333-283897) of Quince Therapeutics, Inc. of our report dated March 24, 2025, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

San Jose, California

March 24, 2025